Exhibit 10.3

CAPITAL MARKETS ADVISORY CONSULTING AGREEMENT

THIS AGREEMENT is made June 15, 2013 (the “Effective Date”) by and between Incline Partners LLC, a Limited Liability Company organized under the laws of the State of Colorado whose place of business is 7752 S. Glencoe Court, Centennial, Colorado (“Incline”) and Blue Sphere Corp., at 35 Asuta Street, PO Box 857 Even Yehuda, 40500, Israel (“Company” or “Aspen”).

In consideration of the mutual covenants set forth in this Agreement, Incline and Company hereby agree to an exchange of cash and equity for professional services under the following terms and conditions:

1.	Services

Incline agrees to provide, and Company agrees to accept and pay for in accordance with Section 2 below, services as set forth in Appendix A to be executed by both parties and annexed hereto as a part hereof (“Services”).

Incline agrees to diligently perform the Services in accordance with any specific time requirements set out in the Schedules or, in the absence of any specific time requirements, in accordance with Company’s reasonable requirements communicated to Incline from time to time.

Incline will perform the Services in accordance with the standards of care, skill and diligence of an experienced professional and in a competent and efficient manner.

2.	Consideration

Incline shall accept from Company, as compensation for its Services under this Agreement the following fee (the “Management Fee”):

-	In consideration for the performance of the Services in accordance with this Agreement, the Company will pay Incline fees of cash and restricted shares as outlined below.

-	Advisory, media and email distribution fees in the amount will be paid by the company to Incline in the following schedule:

-	Cash Fees:
o	June 15, 2013, $28,000 for 2 months of services

-	Restricted Equity Fees:
o	The Company will deliver to Incline Partners ten million (10,000,000) restricted shares for 2 months of services, due within 10 days of signing the contract.

3.	Expenses

The Company will promptly reimburse Consultant for all reasonable and required out-of-pocket expenses properly incurred by the Consultant in performance of this Agreement provided that the Company has approved such expenses in advance and provided further that the Consultant makes a written accounting, reasonable and acceptable to the Company.

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If the Company determines that the amount properly due is less than the invoice amount, the company will promptly give notice thereof, with its reasons, to Incline. Incline will not stop or delay performance of the Services pending resolution of any dispute in respect of an expense amount.

3a	Date of Payment

Fees for Services directly provided by Incline are due upon the execution and agreement of this contract and are subject to compliance with the Agreement. A pro-rata portion of the fees for services will be promptly refunded to the Company in the event that this Agreement is terminated early in accordance with Section 4(a)(ii) below.

4.	Term of Service and Termination

The term of this Agreement shall commence on the date of June 15, 2013 and shall end on August 15, 2013. This agreement is subject a 4 or more month renew to be negotiated at the end of the term of this agreement.

4a.	Termination. This Agreement will terminate upon either:

i.	Expiration of the term of this Agreement; or
ii.	30 day written notice by either party.

5.	Indemnification

The Company shall be solely responsible for its products, the content of its website, its IR/PR communications, and its advertising materials, and any claims it makes about its products or its business, and shall, at its sole cost and expense, defend and indemnify Incline and hold Incline harmless from and against any claims, loss, suit, liability or judgment, including reasonable attorney’s fees and costs, arising out of, or in connection with Company’s products, website, IR/PR communications or advertising published/aired hereunder, including, without limitation, for any violations of securities laws or regulations, misrepresentations, false advertising, libel, slander, violation of right of privacy, plagiarism, infringement of copyright or other intellectual property interest, except in the case of Incline’s unauthorized or negligent use of any information prepared by Company.

Incline shall defend, indemnify and hold harmless Company from and against any claims, loss, suit, liability or judgment, including reasonable attorneys’ fees and costs arising out of, or in connection with (i) any unauthorized, negligent or false statements made by Incline regarding Company, (ii) any violation of applicable securities laws or regulations regarding Company, and (iii) any unauthorized or negligent use of any information prepared by Company.

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6.	Limitation of Liability

In the event of an error/omission in Services, Incline’s liability shall be limited to re-performing the particular Service; provided, however, that in the event the Services cannot be re-performed, Company shall be entitled to repayment of any payments made hereunder with respect to such Services.

Under no circumstances shall Incline be liable for any consequential damages of any kind to the Company, Company’s Clients, Company’s Partners or Company’s Affiliates provided, however, that this limitation of liability shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

(i)	Incline has been grossly negligent or dishonest or have committed any fraudulent act in the course of such performance;

(ii)	The expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the gross negligence, dishonesty or fraud referred to in (i); or

(iii)	In the event that Incline has breached any material provision of this Agreement; or

(iv)	indemnification of Company by Incline is warranted pursuant to Sections 4, 5, or 15 hereof.

As part of its Services, Incline will engage third parties (the “Third Parties”) to create and distribute promotional material on behalf of Company, Company’s Clients, Company’s Partners and Company’s Affiliates. Company understands and agrees that these Third Parties are solely responsible for their products, the content of their website(s), their IR/PR communications, their advertising, and their advertising materials, and any claims they make about Incline Clients, Company, and any product or business associated therewith. Incline shall hold Company harmless from and against any claims, loss, suit, liability or judgment, including reasonable attorney’s fees and costs, arising out of, or in connection with Third Parties’ products, website, IR/PR communications or advertising published/aired hereunder, including, without limitation, for any violations of securities laws or regulations, disclosure requirements, misrepresentations, false advertising, libel, slander, violation of right of privacy, plagiarism, infringement of copyright or other intellectual property interest.

Company acknowledges that Incline has set its rates and entered into this Agreement in reliance upon the limitations of liability and damages set forth herein, and that the same form an essential basis of the bargain between the parties. Company acknowledges that there is no guarantee of specific result in connection with the Services unless expressly stated otherwise in Appendix A.

COMPANY WARRANTS THAT IT HAS ALL REQUISITE LEGAL AND CORPORATE POWER TO ENTER INTO, EXECUTE AND DELIVER THIS AGREEMENT.

7.	Confidential Information

All information supplied by one party to the other party shall be given in confidence. Neither party shall disclose any such information to any third party without prior written consent of the other party. Both parties shall take such precautions, contractual or otherwise, as shall be reasonably necessary to prevent unauthorized disclosure of such information by their employees during the term of this Agreement and for a period of two (2) years thereafter.

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8.	Entire Agreement

This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, between the parties related to the subject matter hereof. No modification of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

9.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of laws principles.

10.	Waiver

The waiver by either party of any breach or failure to enforce any of the terms and conditions of this Agreement at any time shall not in any way affect, limit, or waive such party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

11.	No Right to Assign.

Neither party has the right to assign, sell, modify, or otherwise alter this Agreement, except upon the express written advance approval of the other party, which consent can be withheld for any reason.

12.	Further Assurances

At any time or from time to time after any issuance of securities, the parties agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of such issuance.

13.	Severability

The parties agree to replace any such invalid or unenforceable provision with a new provision that has the most nearly similar permissible economic and legal effect.

14.	Force Majeure

Neither party shall be liable to the other party for any failure or delay in performance caused by acts of God, fires, floods, strikes, whether legal or illegal, water damage, riots, epidemics or any other causes beyond such party’s reasonable control, and such failure or delay will not constitute a breach of this Agreement.

15.	Attorney’s Fees.

In the event any party to this Agreement employs an attorney to enforce any of the terms of the Agreement, the prevailing party shall be entitled to recover its actual attorney’s fees and costs, including expert witness fees.

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16.	Intellectual Property.

The product of the Services provided by Incline under this Agreement (“Work Product”) will be the sole and exclusive property of the Company. Without limiting the generality of the foregoing, the Company will be the sole owner of all rights in and to the Work Product including financial information, business strategies, trade secret rights, copyright and other proprietary rights, whether or not those rights now exist or come into existence hereafter and whether those rights are now known, recognized or contemplated. Incline will not, upon completion of the Services, retain copies of any kind of the Work Product. Incline will keep the Work Product strictly confidential and will not be entitled to sell, provide, communicate, or otherwise transfer, the Work Product to any third party or make any use whatsoever of the Work Product.

The Services will be provided by Incline, specifically for the Company. Neither the Services nor the Work Product will infringe upon any proprietary right of any third party. Incline will indemnify and hold the Company free and harmless from any cost (including legal fees on a solicitor and own client basis), expense, loss, obligation or damage suffered or incurred by the Company as a result of any suit, proceeding or otherwise to the extent that they are based upon a claim that any portion of the Services or Work Product infringes any patent, copyright, license, trade secret or other right.

17.	Notices.

Any notice permitted or required hereunder shall be in writing, and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parties). In the case of any claim for indemnification hereunder, such notice shall contain a reasonable description of the basis for the indemnification claim and the remedy sought.

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The parties represent and warrant that, on the date first written above, they are authorized to enter into this Agreement in its entirety and duly bind their respective principals by their signatures below.

Agreed and Accepted by:

By:	By:

Andrew J. Deniken, Managing Partner	Mr. Shlomo Palas, CEO
Incline Partners, LLC	Blue Sphere Corp.

Date Signed: June_____, 2013	Date Signed: June_____, 2013

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Appendix A

Services to be Provided:

1.	3 Articles per month on the company and its projects.
2.	Distribution of Articles.
3.	Monthly email distribution to hundreds of thousands of investors.
4.	Capital Markets Advisory to executives of the company.

Available Services not Contractually Included

Other services available through Incline that may be utilized by the Company will be negotiated and paid for at the time the service is requested by the Company.

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